Exhibit 99.1

TEKNI-PLEX APPOINTS JAMES A. MESTERHARM OF ALIXPARTNERS
AS CHIEF RESTRUCTURING OFFICER

Company Also Announces Waiver Agreement With Senior Lenders
With Respect To Missed Interest Payment

COPPELL, Texas, December 17, 2007 – Tekni-Plex, Inc. announced today that turnaround specialist James A. Mesterharm of AP Services, LLC and a Managing Director at AlixPartners LLP, has been appointed Chief Restructuring Officer, effective immediately. In this role, Mr. Mesterharm will work with Tekni-Plex’s senior management team as it implements a series of initiatives aimed at maintaining the Company’s near-term liquidity and strengthening its financial performance.

Mr. Mesterharm has significant expertise in cost reduction plan development and implementation, cash management, crisis management, capital structure refinancing, and business plan development for acquisition and restructuring purposes. He has served as Chief Operating Officer of a leading plastic bag manufacturer, Restructuring Advisor to Silicon Graphics, Inc. and Safety-Kleen, and Chief Restructuring Officer of Parmalat USA.

Tekni-Plex also announced that it intends to begin negotiations shortly with its bondholders regarding a potential restructuring of the Company’s debt with the objective of developing a capital structure that will better support its long-term objectives. As previously announced, Tekni-Plex has engaged Rothschild Inc. as its financial advisor in connection with the Company’s consideration of various strategic alternatives, including financing initiatives, divestitures and debt refinancings or restructurings.

Tekni-Plex today did not make the $20.5 million interest payment due on December 17, 2007 under the indenture for its 12.75% Senior Subordinated Notes Due 2010. Tekni-Plex has reached agreement with Citibank N.A., the agent bank for its revolving credit facility, and with the requisite lenders under that facility, regarding a waiver that provides the Company more time and flexibility to pursue a restructuring of its balance sheet. The waiver provides the Company with continued access to its $75 million revolving credit facility from Citibank. The Company intends to seek a forbearance agreement with the holders of the Senior Subordinated Notes prior to the expiration of the grace period under the indenture. There can be no assurance that the Company will obtain such an agreement on acceptable terms.

Dr. F. Patrick Smith, Chairman, Chief Executive Officer and President of Tekni-Plex, said: “The actions we are announcing today are intended to make Tekni-Plex a stronger and more financially secure company as we continue to contend with unprecedented prices for many of our petroleum-based raw materials. Fortunately, many of our businesses in the U.S., Europe, China, Argentina and Canada remain strong and growing, and they remain leaders in the markets they serve. We intend to move aggressively to further reduce costs and manage cash responsibly, while continuing to provide our customers around the world with a wide range of high quality products and services.”

Tekni-Plex also announced that John S. Geer has resigned from the Company’s Board of Directors. The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

About Tekni-Plex, Inc.

Tekni-Plex is a global, diversified manufacturer of packaging, packaging products and materials, as well as tubing products. The Company primarily serves the food, healthcare and consumer markets. It has built leadership positions in its core markets, and focuses on vertically integrated production of highly specialized products.  Tekni-Plex has operations in the United States, Europe, China, Argentina and Canada.

The Company’s operations are aligned under two business segments: Packaging and Tubing Products. Representative product lines in the Packaging segment include foam egg cartons; pharmaceutical blister films; poultry and meat processor trays; closure liners; aerosol and pump packaging components; and foam plates. Representative product lines in the Tubing Products segment include garden and irrigation hose; medical tubing; and aeration hose. The Company also manufactures other products that do not fit in either of these segments, including recycled PET, vinyl compounds and specialty resins.

This press release includes statements that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from these expectations due to the Company's ongoing discussions with its lenders and investors, the outcome of which cannot be accurately predicted.  Other factors that would cause or contribute to such differences include, but are not limited to: price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Contact:

Media Inquiries Only:
Kekst and Company
Michael Freitag or Laura Walters
(212) 521-4800